Exhibit 10.2

March 27, 2014

Mr. Stephen J. Gurgovits

Re: Consulting Agreement

Dear Steve:

The purpose of this letter is to notify you of the mutually agreed upon termination of our second amended Consulting Agreement, dated as of March 27, 2012, as amended (the “Consulting Agreement”). We agree that the Consulting Agreement and your services as a consultant are voluntarily terminated without Cause effective March 31, 2014. We will satisfy our post-termination obligations under the Consulting Agreement and certain other items as set forth below:

1. During the six-month period commencing upon termination, we will pay you equal monthly installments of $86,666.66 on the first business day of each month, for a total of $520,000, as provided in the Consulting Agreement and permitted under Section 409A of the Internal Revenue Code.

2. Commencing on the first business day of the seventh month following termination through December, 2016, we will pay you equal monthly installments of $39,161.74, for a total of $1,057,367, representing the balance of the annual fees due under the Consulting Agreement.

3. On May 1, 2014, we will pay you an additional amount of $43,857 representing country club dues through December, 2016 and transfer title to the Company car you are currently assigned, neither of which is required under the Consulting Agreement.

4. On May 1, 2014, we will pay you an additional amount of $259,583 representing the value of certain non-vested restricted stock units granted to you on March 16, 2011 that are forfeited by their terms in connection with termination, which payment is not required under the Restricted Stock Unit Agreement or the Consulting Agreement. Under the terms of the Restricted Stock Award Agreement, the remaining portion of the award vests pro-rated for the period worked.

Payment of the amounts and the transfer of title set forth in items 3 and 4 above are contingent upon your signing and not revoking a general release of claims in favor of FNB, within 21 days following the termination date. You are responsible for payment of applicable taxes on all of the above items and for complying with your post-termination covenants as set forth in the Consulting Agreement. You acknowledge that the amounts set forth in items 1 and 2 above, when paid to you, constitutes full payment in satisfaction of any obligations under the Consulting Agreement.

Very truly yours,

F. N. B. Corporation

By	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President & CEO

Agreed and Acknowledged

/s/ Stephen J. Gurgovits
Stephen J. Gurgovits

CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE

F.N.B. Corporation, a Florida corporation having its principal place of business at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 (“FNB”), First National Bank of Pennsylvania, a national banking association having its principal place of business at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 (“FNB Bank”), and F.N.B. Payroll Services, LLC (“LLC”) (hereinafter collectively referred to as the “Companies”), and Stephen J. Gurgovits (hereinafter the “Consultant”), in exchange for their mutual promises herein set forth, each intending to be legally bound hereby, and in consideration of the following mutual promises and covenants, hereby agree as follows:

1. Effective Date. Consultant acknowledges and agrees that the Consultant’s services performed pursuant to that second amended and restated Consulting Agreement dated as of March 27, 2012, as amended March 20, 2013 (the “Consulting Agreement”), are terminated March 31, 2014.

2. Voluntary Election. Consultant acknowledges and agrees that his election to accept the Companies’ offer is entirely voluntary.

3. Satisfaction of All Claims. Consultant unconditionally generally releases, remises, settles, compromises and forever discharges any and all manner of suits, actions, causes of action, damages and claims, known and unknown (including, but not limited to, claims for attorneys fees, expenses and/or costs) that he has or may have (whether brought by himself or on his behalf by some other person or entity, including any government agency) against the Companies or their past or present parent corporations, affiliates or subsidiaries or any of its or their predecessors or successors, against any pension or benefit plans of the Companies or any of its or their predecessors or successors, against the past or present officers, directors, trustees, administrators, agents, attorneys and employees of the Companies or of the Companies past or present parent corporations, affiliates or subsidiaries, against the past or present officers, directors, trustees, administrators, agents, attorneys and employees of the pension or benefit plans of the Companies, or any of its or their predecessors or successors, for any actions up to and including the date hereof, for all actions related to Consultant’s employment or termination, and all continuing effects thereof, and any claims relating to the Consulting Agreement or any predecessor agreement, except for the performance of the provisions of this Confidential Settlement Agreement and General Release it being the intention of the undersigned to effect a general release of all claims. The Consultant and the Companies acknowledge that post-termination covenants and indemnification obligations in the Consulting Agreement will remain in effect.

4. Release Includes Federal, State, Local or Common Law. This Confidential Settlement Agreement and General Release includes, but is not limited to, rights or claims under the common law, the Pennsylvania Human Relations Act and the Pennsylvania Equal Pay Act, the Older Worker Benefit Protection Act, the Rehabilitation Act of 1973, the federal Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and all other federal, state and local statutes, ordinances, executive orders and regulations prohibiting discrimination upon the basis of age, race, color, sex, sexual orientation, national origin, religion, handicap, disability, personal appearance, retaliation and other types of discrimination, the Employee Retirement Income Security Act of 1974, as amended, and state, local, and common law claims.

5. Payment. In exchange for Consultant’s agreements herein, the Companies will pay Consultant the amounts and items set forth in the termination letter dated March 27, 2014 which is incorporated by reference and attached hereto.

6. Disclaimer of Wrongdoing. The parties understand and agree that by negotiating and/or entering into this Confidential Settlement Agreement and General Release, the Companies are not admitting to have violated any of Consultant’s rights or to have violated any of the duties or obligations owed Consultant or to have engaged in any conduct in violation of the common law or the above-referenced statutes.

7. Confidentiality. Consultant agrees that, except as required by law, the terms and conditions of this Agreement and General Release will be kept completely confidential and will not be discussed in any manner with anyone except the Consultant’s spouse who, prior to disclosure to him or her, shall likewise agree to maintain the Confidentiality of this Confidential Settlement Agreement and General Release.

8. Twenty One Days. Consultant fully acknowledges that he has been given the opportunity to consider this Confidential Settlement Agreement and General Release for at least twenty-one days, which is a reasonable period of time, and that he has been advised to consult with an attorney in relation thereto prior to executing this Confidential Settlement Agreement and General Release. Consultant further acknowledges that he has had a full and fair opportunity to consult with an attorney.

9. Seven Days. For a period of seven (7) days following the execution of this Confidential Settlement Agreement and General Release, Consultant may revoke this Confidential Settlement Agreement and General Release by delivery of a written notice revoking the same, within that seven day period to the office of Charles Casalnova at 1 F.N.B. Boulevard, Hermitage, Pennsylvania 16148. This Confidential Settlement Agreement and General Release shall not become effective and enforceable until that seven day revocation period has expired. After the expiration of this seven day period following the execution of this Confidential Settlement Agreement and General Release without any revocation, this Confidential Settlement Agreement and General Release shall become irrevocable.

10. Full Agreement/No Oral Modifications. The parties further understand, covenant and agree that the terms and conditions of this Confidential Settlement Agreement and General Release constitute the full and complete understandings and agreements between them and that there are no understandings or agreements between the parties other than as specifically set forth in this Confidential Settlement Agreement and General Release. The parties further understand and agree that no changes will be made in this Confidential Settlement Agreement and General Release other than in writing. Consultant acknowledges that he has carefully read and fully understands all of the provisions of this Confidential Settlement Agreement and General Release and that he is voluntarily entering into and executing this Confidential Settlement Agreement and General Release.

11. Severability. It is the intention of the parties that the provisions of this Agreement shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remaining provisions of this Agreement. If any provision or provisions of this Agreement shall be deemed illegal, invalid or otherwise unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof to render it valid and enforceable.

12. Counterparts. This Release may be signed in two counterparts, each of which shall be deemed an original when signed and shall constitute the same instrument. The Companies shall retain Counterpart No. 1 of this Release and the Consultant shall retain Counterpart No. 2 of this Release.

13. The undersigned Consultant, intending to be legally bound by this Confidential Settlement Agreement and General Release, signs, seals and delivers it without coercion and with knowledge of the nature and consequences thereof.

Dated: March 28, 2014	/s/ Stephen J. Gurgovits, Consultant
Stephen J. Gurgovits, Consultant

F.N.B. Corporation

Dated:	By	/s/ Vincent J. Delie, Jr.
Name and Title of Company
Representative

First National Bank of Pennsylvania

Dated:	By:	/s/ Vincent J. Delie, Jr.
Name and Title of Company
Representative

F.N.B. Payroll Services, LLC

Dated:	By:	/s/ Vincent J. Delie, Jr.
Name and Title of Company
Representative